EXHIBIT 99.1

              EXPLANATION OF RESPONSES AND JOINT FILER INFORMATION

      On August 2, 2004, AltaFin, B.V. ("AltaFin") purchased 1,000,000 investment units of Maverick Oil and Gas, Inc. (the "Issuer"), consisting of 2,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and warrants to purchase 1,000,000 additional shares of Common Stock, at an aggregate purchase price of $2,000,000. On August 3, 2004, AltaFin purchased 2,000,000 shares of Common Stock at an aggregate purchase price of $500,000. On February 1, 2005, the Aktiva Diversified Trust (the "Aktiva Trust") purchased 9,000,000 investment units of the Issuer, consisting of 18,000,000 shares of Common Stock and warrants to purchase an additional 9,000,000 shares, at an aggregate purchase price of $18,000,000.

      Line Trust is the independent sole trustee of the Aktiva Trust, which is the direct record and beneficial owner of 18,000,000 shares of Common Stock and warrants to purchase an additional 9,000,000 shares of Common Stock. Line Trust is the independent sole trustee of a trust that indirectly holds all of the shares of stock of AltaFin and of a trust that directly or indirectly holds all of the shares of AltaFin's corporate managing director. AltaFin is the direct record and beneficial owner of 4,000,000 shares of Common Stock and warrants to purchase an additional 1,000,000 shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Scurities Exchange Act of 1934, Line Trust, the Aktiva Trust, and AltaFin may be deemed to share beneficial ownership of the shares of Common Stock held by Aktiva Trust and AltaFin, although Line Trust disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.

                               REPORTING PERSONS:

1.       Name:             Line Trust Corporation Limited
         Address:          57/63 Line Wall Road
                           P.O. Box 199 Gibraltar

2.       Name:             The Aktiva Diversified Trust
         Address:          57/63 Line Wall Road
                           P.O. Box 199 Gibraltar

3.       Name:             AltaFin, B.V.
         Address:          Pareraweg 45, P.O. Box 4914
                           Curacao, Netherlands Antilles

      Each of the Reporting Persons listed above hereby designates Moshe J Anahory as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

Designated Filer: Moshe J Anahory
Issuer and Ticker Symbol: Maverick Oil and Gas, Inc. (MVOG)
Date of Event Requiring Statement: August 3, 2004


By: /s/ Moshe J Anahory
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        Moshe J Anahory, as Attorney-In-Fact
        for AltaFin, B.V. and as Director of
        Line Trust Corporation Limited as
        Trustee for The Aktiva Diversified Trust